As filed with the Securities and Exchange Commission on May 31, 2018

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECURITY FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	57-08580504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

238 Richland Avenue West, Aiken, South Carolina	29801
(Address of principal executive offices)	(Zip code)

Security Federal Corporation 2018 Employee Stock Purchase Plan
(Full title of the plan)

J. Chris Verenes Chief Executive Officer Security Federal Corporation 238 Richland Avenue West Aiken, South Carolina 29801 (803) 641-3000	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [√]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	50,000(1)	$30.30(2)	$1,515,000	$189
(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Security Federal Corporation 2018 Employee Stock Purchase Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)  Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, calculated on the basis of $30.30 per share, the average of the high and low price per share of the registrant's common stock on the over-the-counter market through the OTC Pink Marketplace on May 29, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Security Federal Corporation 2018 Employee Stock Purchase Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously or concurrently filed by Security Federal Corporation (the "Registrant") with the Commission are hereby incorporated by reference into this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 000-16120), filed with the Commission on March 20, 2018;

(b)	all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") since December 31, 2017; and

(c)
the description of the Registrant's common stock, par value $0.01 per share, set forth in its Registration Statement on Form 8-A, registering the Registrant's common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, filed on August 12, 1987 and all amendments thereto or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of such documents that have been "furnished" and not "filed" for purposes of the Exchange Act) after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.    Indemnification of Directors and Officers

Article XIV of the Registrant's Articles of Incorporation requires indemnification of directors and officers of the Registrant for expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are actually and reasonably incurred by that person in connection with the defense or settlement of any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), and any appeal therein, against that person by reason of his/her service as a director or officer.

Chapter 8, Article 5 of the South Carolina Business Corporation Act provides for permissible, mandatory and court-ordered indemnification of director and officers in certain circumstances.

Section 33-8-510 provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  A corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 33-8-520 provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 33-8-540 provides that unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court may order indemnification if it determines: (1) the director is entitled to mandatory indemnification under Section 33‑8‑520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court‑ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33‑8‑510 or was adjudged liable to the corporation or was adjudged liable on the basis that the director improperly received a personal benefit, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

Section 33-8-560  provides that unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 33-8-570 authorizes a corporation to purchase and maintain insurance for directors, officers, employees and agents against liability arising from their positions, whether or not the corporation would have the power to indemnify against the same liability under Section 33-8-510 or Section 33-8-520.  The Registrant maintains directors' and officers' liability insurance for the benefit of its directors and officers.

Item 7.    Exemption from Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant, as amended(1)

4.2	Amended and Restated Bylaws of the Registrant(2)

4.3	Form of Certificate of Common Stock of the Registrant(3) P

5	Opinion of Breyer & Associates PC

Exhibit Number	Description of Document

10	Security Federal Corporation 2018 Employee Stock Purchase Plan(4)

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

______________
(1)	Incorporated by reference to Exhibit B to the Registrant's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on July 21, 1998.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on January 16, 2015.
(3)	Incorporated by reference to the Registrant's Registration Statement on Form 8-A filed on August 12, 1987.
(4)	Included as Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on April 19, 2018.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.      That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aiken, State of South Carolina, on May 31, 2018.

SECURITY FEDERAL CORPORATION

By: /s/J. Chris Verenes
J. Chris Verenes Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints J. Chris Verenes his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

By:	/s/J. Chris Verenes	May 31, 2018
J. Chris Verenes Chief Executive Officer and Director (Principal Executive Officer)
By:	/s/Jessica T. Cummins	May 31, 2018
Jessica T. Cummins Chief Financial Officer (Principal Financial and Accounting Officer)
By:	/s/Roy G. Lindburg	May 31, 2018
Roy G. Lindburg President and Director
By:	/s/Richard T. Harmon	May 31, 2018
Richard T. Harmon Director and President of Security Federal Bank
By:	/s/Timothy W. Simmons	May 31, 2018
Timothy W. Simmons Chairman of the Board and Director
By:	/s/Frank M. Thomas, Jr.	May 31, 2018
Frank M. Thomas, Jr. Director

By:	/s/Gasper L. Toole III	May 31, 2018
Gasper L. Toole III Director
By:	/s/Robert E. Alexander	May 31, 2018
Robert E. Alexander Director
By:	/s/Thomas L. Moore	May 31, 2018
Thomas L. Moore Director
By:	/s/William Clyburn	May 31, 2018
William Clyburn Director
By:	/s/Harry O. Weeks, Jr.	May 31, 2018
Harry O. Weeks, Jr. Director

SECURITY FEDERAL CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)